Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
W Holding Company, Inc.
Mayagüez, Puerto Rico

We consent to the incorporation by reference in this Registration Statement of W Holding Company, Inc. on Form S-3 of our report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for derivative instruments effective January 1, 2001), appearing in the Annual Report on Form 10-K of W Holding Company, Inc. for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

December 16, 2004

Stamp No. 2017872
affixed to original.